Exhibit 99.1



             MEDCATH CLOSES TRANSACTION WITH HEART CLINIC PHYSICIANS

Charlotte, North Carolina (October 4, 1996) A MedCath Incorporated (Nasdaq/NM:MCTH) today announced that on October 1, 1996, the Company closed the previously announced transaction with Heart Clinic, P.A., located in McAllen, Texas. Earlier, the Company announced that it had entered into a long-term management contract with the Heart Clinic and, as part of the agreement, the physicians of the Heart Clinic entered into long-term exclusive employment and non-competition contracts. Heart Clinic is composed of seven cardiologists, six of whom are also investors in the Company's McAllen heart hospital. Heart Clinic has four offices located in McAllen, Harlingen, Weslaco and Brownsville, Texas.

         Stephen R. Puckett, president of MedCath, said, "We are pleased to have been chosen by these seven cardiologists to manage their practice. They have a well deserved reputation for delivering exceptional care. Obviously, this association is especially meaningful to us because the Heart Clinic is in the same market as our heart hospital located in McAllen, Texas."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has four additional heart hospitals under development, manages three medical practices comprised of a total of 74 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.





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